Item 26. Exhibit (d) v.

Children’s Level Term Insurance Rider

This rider provides level term life insurance coverage on the life of an Insured Child. We discuss this rider, and the rules that apply to it, in the provisions that follow.

Rider Part Of Certificate

This rider is made part of the Certificate as of the rider issue date shown in the Certificate Specifications.

Capitalized terms not defined in this rider shall have the meanings ascribed to them in this Certificate. The Certificate’s provisions apply to this rider. To the extent provisions contained in this rider are contrary to or inconsistent with the Certificate’s provisions, the provisions of this rider will control with respect to this rider.

Insured Child

To qualify as an Insured Child, the child’s relationship to the Insured must be either child, stepchild or legally adopted child. Such child must be less than 26 years of age and living in the United States on the date of the application. Any child born to the Insured or any child less than 26 years of age adopted by the Insured after the date of application may also be an Insured Child. In no case shall any child be an Insured Child:

(1)	before the 15th day after such child’s date of birth;

(2)	before such child’s initial discharge from the hospital after birth; or

(3)	after the end of such child’s Term of Insurance under this rider.

Rider Owner

The Rider Owner is the Owner of the Certificate during the lifetime of the Insured. Upon the death of the Owner of the Certificate, each Insured Child who has reached the age of majority in his or her state of residence at that time will be the Rider Owner with respect to any insurance in force under the rider on such Insured Child’s life. Where under these circumstances the Insured Child has not reached the age of majority, the Rider Owner will be the Certificate Owner’s spouse or the legally appointed guardian of the Insured Child.

Rider Beneficiary

The Rider Beneficiary is the person entitled to receive the Rider Benefits upon the death of an Insured Child. The Rider Beneficiary is the Insured under the Certificate if living. If the Insured is deceased, the Rider Beneficiary is the estate of the deceased Insured Child.

While the Insured Child is living, the Rider Beneficiary may be changed by the Rider Owner by Written Request. Any change accepted by us will take effect as of the date the request is signed, even if the Insured Child’s death occurs before we receive it. Each change will be subject to any payment we made or action we took before receiving the Written Request.

EGLCLT-2015                                                              1

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Amount Of Term Insurance

The Amount of Term Insurance on the life of each Insured Child is shown on the Certificate Specifications.

Rider Benefits

We will pay to the Rider Beneficiary the applicable amount described below upon receipt of proof that the death of an Insured Child occurred:

(1)	before the end of the Term of Insurance for the Insured Child;

(2)	while coverage for the Insured Child was in force; and

(3)	while the Certificate is in force.

The amount of benefit under this rider will be:

•

the Amount of Term Insurance if the death occurs 180 days or more after the Insured Child’s date of birth, but before the Certificate Anniversary Date that is on or next follows the Insured Child’s 26th birthday; or

•	one-half of the Amount of Term Insurance if the death occurs more than 14 days but less than 180 days after the Insured Child’s date of birth.

Payment will be subject to the provisions of this rider and all applicable provisions of the Certificate.

Term Of Insurance

With respect to any Insured Child, the Term of Insurance ends on the Certificate Anniversary Date that is on or next follows the earlier of:

(1)	the Insured Child’s 26th birthday;

(2)	the date an Insured Child converts his or her coverage under the Conversion of Term Insurance on Insured Children provision; or

(3)	the date this rider terminates under the terms of the Termination of The Rider provision.

Paid-Up Term Insurance On Insured Children

Coverage on the life of an Insured Child that is in force at the Insured’s death will continue in force until the end of the Term of Insurance for the Insured Child with no further cost if the Insured’s death occurs:

(1)	while coverage for the Insured Child is in force; and

(2)	while no monthly charges for the Certificate are in default beyond the Certificate’s grace period.

EGLCLT-2015                                                              2

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Monthly Charges For The Rider

The monthly charges for this rider are deducted from the Certificate’s account value on each Monthly Calculation Date. The monthly charge for this rider is shown in the Certificate Specifications. The monthly charges for this rider will not create or increase any Certificate cash value or loan value.

Reinstatement

Coverage on an Insured Child under this rider may be reinstated at the same time as reinstatement of the Insured’s coverage under the Certificate. Reinstatement is subject to the following:

●	we must receive satisfactory evidence of insurability of all Insured Children who are to be insured under the reinstated rider coverage; and

●	no term insurance benefit will be payable for any child who died, or whose Term of Insurance ended, prior to the date of reinstatement.

Suicide

If an Insured Child dies by suicide, while sane or insane, within two years after the rider issue date, the amount we will pay will be limited to the cost for this rider.

If an Insured Child dies by suicide, while sane or insane, within two years after the effective date of reinstatement of this rider, the amount we pay will be limited to the cost for this rider subsequent to the date of reinstatement.

General Provisions

Any assignment of the Certificate will include this rider. The interest of any beneficiary under the rider will be subject to any assignment of the Certificate to which we are bound. Coverage under the rider has no cash value. Any proceeds payable under this rider shall be payable in one sum. If the age of the Insured Child is misstated, the end of the Term of Insurance on any Insured Child will be based upon such Insured Child’s correct age.

Contestability

We will not, in the absence of fraud, contest the insurance on the Insured Child after it has been in force during the lifetime of the Insured Child for a period of two years from the rider issue date.

We will not, in the absence of fraud, contest the reinstatement of insurance on the Insured Child after the reinstated coverage has been in force during the lifetime of the Insured Child for two years after the effective date of reinstatement.

Conversion Of Term Insurance On Insured Children

The Rider Owner may obtain a new premium-paying life insurance policy without providing evidence of insurability at the end of the Insured Child’s Term of Insurance.

EGLCLT-2015                                                              3

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Conversion is subject to the following:

●

We must receive a written application for the new policy. The application must be received by us within a period beginning 90 days before and ending 31 days after the end of the Insured Child’s Term of Insurance under this rider.

●

If this rider is converted while monthly charges are being waived in accordance with a Waiver of Monthly Charges benefit contained in, or attached as a rider to, the Certificate, premiums under the new policy will not be waived and a waiver of premium benefit will not be added to the new policy.

●	Any riders to the new policy will be available only with our consent.

●	The new policy may be any individual whole life policy we make available. It will be subject to our rules as to amounts, plan of insurance and age. The new policy will be gender neutral.

●

The issue date of the new policy will be the date immediately following the end of the Term of Insurance. It will be issued at the attained age and rating class on the date of conversion of the Insured Child on a policy form then in use by us.

●	The face amount of the new policy will be the Amount of Term Insurance under this rider.

●

The first full premium for the new policy must be paid during the lifetime of the Insured Child. It must be paid within 31 days after the Term of Insurance ends. The new policy will not take effect until the first full premium has been paid.

●	In no event will the new policy take effect if the Insured Child is not alive on the date immediately following the end of the Insured Child’s Term of Insurance.

Termination Of The Rider

This rider will terminate on the earliest of:

(1)	the date of termination of the Certificate; or

(2)	the Monthly Calculation Date on or next following the date we receive the Rider Owner’s Written Request to terminate this rider; or

(3)	the Insured’s Attained Age 65; or

(4)	the Certificate Anniversary Date on or next following the youngest child’s 26th birthday.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

/s/ Roger W. Crandall	/s/ Pia Flanagan

President	Secretary

EGLCLT-2015                                                              4